Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statements on Form S-3 of Compass Diversified Holdings of our report dated March 29, 2024, relating to the consolidated financial statements of The Honey Pot Holdings, LLC and as of and for the years ended December 31, 2023 and 2022, appearing in Compass Diversified Holdings’ Amendment No. 1 to Current Report on Form 8-K dated January 31, 2024, which amendment was filed on April 10, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Los Angeles, California

September 4, 2024